Exhibit 10.3

FIBERTOWER CORPORATION

WAIVER OF

ACCELERATION OF BENEFITS UPON CHANGE OF CONTROL

This Waiver of Acceleration of Benefits Upon Change of Control (this “Waiver”), is entered into between FiberTower Corporation, a Delaware corporation (the “Company”) and Ravi Potharlanka (the “Executive”) and is effective as of the date of the last signature hereof.

RECITALS

WHEREAS, a change of control of the Company may occur as a result of the mandatory redemption of the Company’s 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Change of Control”);

WHEREAS, the Executive and the Company have entered into the following agreements that provide the following benefits that would accelerate upon a change of control:

1.  Pursuant to that certain Special Retention Compensation Package dated February 11, 2008 between the Company and the Executive (the “Special Retention Compensation Package”), the Company has agreed to pay the Executive a cash retention bonus of $666,667 on January 1, 2010 and an additional cash retention bonus of $333,333 on January 1, 2011 if the Executive continues to remain employed on such dates.  In addition, the Company agreed to grant to the Executive 250,000 shares of restricted stock and pursuant to that certain Restricted Stock Agreement, on February 11, 2008 the Company granted to the Executive 250,000 shares of restricted stock with 166,667 of the granted shares vesting on January 1, 2010 and the remaining 83,333 shares vesting on January 1, 2011.  If a change of control (as defined in the Special Retention Compensation Package and the Restricted Stock Agreement) occurs on or before January 1, 2011, then any cash amounts not yet vested and paid under the Special Retention Compensation Package will become immediately vested, due and payable and any unvested shares of restricted stock shall become fully vested.

2.  Pursuant to that certain Restricted Stock Agreement, on February 11, 2008 the Company granted to the Executive 250,000 shares of restricted stock with vesting on each anniversary of December 15, 2007 at 25% in 2008, 2009, 2010, and 2011.  In the event of a change of control (as defined therein), then any unvested shares of restricted stock shall become fully vested.

3.  Pursuant to that certain Incentive Stock Option, on March 17, 2009 the Company granted to the Executive an incentive stock option to purchase 250,000 shares of common stock of the Company with 25% of the shares which are subject to the option vesting and becoming exercisable on the first anniversary date of the grant and 2.08% of the shares which are subject to the option vesting and becoming exercisable monthly for the next 36 months.  In the event of a change of control (as defined therein), then immediately prior to the consummation of such change of control, any of the shares which are subject to the option that have not yet become vested and exercisable will vest and become exercisable on a basis that gives the Executive an opportunity, as determined by the Company’s board of directors, to participate as a stockholder in the change of control transaction following exercise.

4.  Pursuant to that certain Restricted Stock Agreement, on August 29, 2006 the Company granted to the Executive 150,000 shares of restricted stock with vesting on the anniversary of the grant date in equal 1/3rd increments respectively in 2008, 2009 and 2010.  In the event of a change of control (as defined therein), then immediately prior to the consummation of such change of control, any unvested shares of restricted stock shall become fully vested.

5.  Pursuant to that certain Incentive Stock Option, on August 29, 2006 the Company granted to the Executive an incentive stock option to purchase 150,000 shares of common stock of the Company which shall vest and become exercisable at the rate of 1/30th per month beginning July 2008.  In the event of a change of control (as defined therein), then immediately prior to the consummation of such change of control, any of the shares which are subject to the option that have not yet become vested and exercisable will vest and become exercisable on a basis that gives the Executive an opportunity, as determined by the Company’s board of directors, to participate as a stockholder in the change of control transaction following exercise.

WHEREAS, the Executive desires to voluntarily relinquish, waive, forfeit and disclaim, the acceleration of certain of the above described benefits that would otherwise occur upon the Change of Control.

NOW THEREFORE, in consideration of the mutual terms, conditions, and covenants set forth herein, and the ongoing employment relationship and compensation to be paid and received in connection therewith, the Company and Executive agree as follows:

1.                                       Waiver of Acceleration of Benefits Upon Change of Control.  The Executive hereby unconditionally and voluntarily and irrevocably relinquishes, waives forfeits and disclaims the acceleration of the following benefits that would otherwise result from the Change of Control:

(i)                                     Acceleration of vesting and payment of the cash retention bonus that would occur by reason of the Change of Control of any amounts that would otherwise vest and become payable pursuant to the terms of the Special Retention Compensation Package after December 31, 2010.

(ii)                                  Acceleration of exercisability that would occur by reason of the Change of Control of the incentive stock options granted on August 29, 2006 and March 17, 2009 that have not otherwise become vested and exercisable as of the Change of Control; provided, however, that with respect to any incentive stock option the exercise price of which is less than the Fair Market Value (as defined in the FiberTower Corporation Stock Incentive Plan) of the common stock of the Company on the effective date of this Waiver, the acceleration of exercisability of these options is waived only if the Change of Control occurs after December 31, 2009.

(iii)                               Acceleration of vesting that would occur by reason of the Change of Control of any shares of restricted stock which were granted on February 11, 2008 (pursuant to the Special Retention Compensation Package), August 29, 2006, and February 11, 2008 that would otherwise vest after December 31, 2010.

2.                                       Except as otherwise provided herein, all other terms and provisions of the agreements described above will remain in full force and effect.

The parties have executed this Waiver effective as of the date of the last signature hereof.

FIBERTOWER CORPORATION		EXECUTIVE:

By:	/s/ John P. Kelly	By:	/s/ Ravi Potharlanka
Printed Name:	John P. Kelly	Printed Name:	Ravi Potharlanka
Title:	Chairman-Compensation Committee-	Title:	Chief Operating Officer
	FiberTower Corporation	Date:	December 11, 2009
Date:	December 16, 2009